Stock Ownership Guidelines & Holding Requirements

Management

To provide a direct link between key executive and shareholder interests, executives will be expected to have a significant equity interest in the Company. The individual guidelines are established as follows:

1) The executive’s base salary is multiplied by the appropriate multiple:

Chief Executive Officer – 2 times annual base salary

Other Key Executives – 1 times annual base salary

2)	The product is divided by The Laclede Group’s prior 365-day average closing common stock price as reported by the New York Stock Exchange

3)	The resulting amount is rounded to the nearest 100 shares

Stock ownership levels should be achieved by each executive within 5 years of the adoption of these guidelines or within 5 years of the first appointment into a covered position. Once established, as long as the covered executive remains in his or her position, the ownership guideline does not change as a result of changes in his or her base salary or normal fluctuations in Laclede’s stock price. However, these guidelines may be amended at any time.

Ownership under these guidelines shall include individually owned shares, restricted shares and benefit plan investments in Laclede Group stock. Such guidelines apply to executives who; 1) are subject to the Section 16 requirements under the Securities Exchange Act and any other designated participants; and 2) receive annual restricted stock grants pursuant to the Equity Incentive Plan.

Active executives, covered under these guidelines, are also required to retain the shares acquired from the Equity Incentive Plan after the restrictions lapse for a minimum of 3 years.

Directors

To provide a direct link between Director and shareholder interests, members of the Board of Directors will be expected to hold equity interest in the Company. The guideline is established as follows:

1)	The Director’s guideline is based on 2 times their annual cash retainer

2)	The product is divided by The Laclede Group’s prior 365-day average closing common stock price as reported by the New York Stock Exchange

3)	The resulting amount is rounded to the nearest 100 shares

Stock ownership levels should be achieved by each Director within 5 years of the adoption of these guidelines or within 5 years of the first appointment to the Board. Once established, as long as the covered Director remains in his or her position, the ownership guideline does not change as a result of changes in the annual retainer or normal fluctuations in Laclede’s stock price. However, these guidelines may be amended at any time. Shares considered owned include individually owned shares and restricted shares.

Active Directors, covered under these guidelines, are also required to retain the shares after the restrictions lapse for a minimum of 3 years.